AMENDMENT TO INVESTMENT SUBADVISORY AGREEMENT

This Amendment, effective April 30, 2011, is entered into by and between New Amsterdam Partners LLC and Calvert Investment Management, Inc.

WHEREAS, New Amsterdam Partners LLC as the investment sub-advisor to the Calvert Capital Accumulation Fund (the “Fund”) and Calvert Asset Management Company, Inc. as the investment adviser to the Fund, a series of Calvert World Values Fund, Inc., entered into an investment subadvisory agreement on September 16, 2005 (the “Agreement”); and

WHEREAS, effective April 30, 2011, Calvert Asset Management Company, Inc. changed its name to “Calvert Investment Management, Inc.”;

NOW, THEREFORE, it is hereby agreed that the Agreement is revised to reflect this name change of the investment adviser to “Calvert Investment Management, Inc.”

Date: April 30, 2011

New Amsterdam Partners LLC

By: __________________________________

Name: _______________________________

Title: ________________________________

Calvert Investment Management, Inc.

By: __________________________________

Name: William M. Tartikoff

Title: Senior Vice President and Secretary